Exhibit 4.28

LOAN AGREEMENT

THIS AGREEMENT is made in Shanghai, the People’s Republic of China (the “PRC”, and, for purpose of this Agreement, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan) as of this 14th day of January, 2019 by and among:

Party A: Shanghai Manyin Information Technology Co., Ltd.

Registered address: Building 6, No. 20, Lane 999, Dangui Road, China (Shanghai) Pilot Free Trade Zone

Party B:

Name: CHEN Lizhong

ID Card No.: ********************

Residential address: ***, Economic and Technology Development District, Weihai City, Shandong Province

Name: JIANG Yejun

ID Card No.: ********************

Residential address: ***, Hongkou District, Shanghai

WHEREAS:

(1)	Party A is a wholly foreign-owned enterprise duly established and validly existing under the laws of the PRC;

(2)	Each of Party B is a PRC citizen, and each of CHEN Lizhong and JIANG Yejun holds 50% of the equities of Shanghai Ledao Technology Co., Ltd. (hereinafter referred to as “Shanghai Ledao”);

(3)

Party A, Party B and Shanghai Ledao entered into an Exclusive Call Option Agreement on the 14th day of January, 2019 (the “Option Agreement”), and Party B will transfer their equity interests in Shanghai Ledao to Party A in circumstances then permitted by the PRC laws and regulations;

(4)

Party A, Party B and Shanghai Ledao entered into an Exclusive Technology Consulting and Service Framework Agreement and a Business Operation Agreement on the 14th day of January, 2019, and, on the same day, an Equity Pledge Agreement was executed by and among such parties (the “Equity Pledge Agreement”), whereby Party B agreed to pledge all of their equity interests in Shanghai Ledao to Party A as security for the performance of obligations under the foresaid Exclusive Technology Consulting and Service Framework Agreement, Business Operation Agreement, Option Agreement and this Agreement; and

(5)	Party B needs to borrow money from Party A for their contribution of registered capital to Shanghai Ledao, and Party A agrees to provide Party B with a loan on terms and conditions of this Agreement.

NOW, THEREFORE, upon friendly consultation, the Parties hereby agree as follows:

CHAPTER 1    LOAN

Article 1	Purpose of the Loan

Party B agrees that all loan proceeds received hereunder shall be solely used to pay capital contributions to Shanghai Ledao. Without Party A’s prior written consent, Party B shall not use the loan proceeds for any other purpose.

Article 2	Loan Amount: RMB 50,000,000 (Renminbi Fifty Million Yuan).

Article 3	Term of the Loan: the term of the loan shall commence on the execution date of this Agreement and expire on the day when Party B has completed its obligations in a way specified in Article 9 hereof.

Article 4	Prior to Party A’s advance of the loan to Party B, the following conditions must be satisfied:

4.1	Party A shall have received a written notice for advance of loan from Party B as set out in Article 5(1) of this Agreement;

4.2

at the same time of the execution of this Agreement, the Parties shall have entered into the Equity Pledge Agreement, pursuant to which Party B agrees to pledge all of its equity interests in Shanghai Ledao to Party A as security for the performance of its obligations hereunder;

4.3

Party A, Party B and Shanghai Ledao shall have entered into the Option Agreement, whereby Party B grants Party A with an irrevocable option to purchase all equity interests of Party B in Shanghai Ledao at any time, to the extent permitted by the PRC law, within the valid term of the Option Agreement;

4.4

the Equity Pledge Agreement and Option Agreement shall remain valid, none of the parties thereto is in any material breach of the terms and conditions thereunder, all the necessary approvals, consents, authorizations and registrations required by such two agreements shall have been duly completed, and amendments to such agreements (if any) shall have been confirmed by the parties thereto;

4.5	all representations and warranties in Chapter 3 hereof shall remain true and accurate on the day when the notice of advancing the loan is delivered to Party A and the advance date of the loan; and

4.6	no material breach of any terms and conditions of this Agreement has been committed by Party B.

Article 5	Advance of Loan Proceeds

5.1	Upon execution of this Agreement, Party B may send a notice to Party A for advance of the loan either on one-time basis or, according to business needs of Shanghai Ledao, by stages.

5.2

Party A shall, within ten (10) banking days, advance the sum specified in the loan advance notice to Party B’s designated account on a lump-sum basis and by means permitted by laws and regulations, and deliver a scan document of remittance to Party B.

CHAPTER 2    INTEREST RATE

Article 6	For the purpose of supporting the business operation of Shanghai Ledao and in turn facilitate the development of Party A, the interest rate of the loan shall be zero (0%).

CHAPTER 3    REPRESENTATIONS AND WARRANTIES

Article 7	Party A hereby represents and warrants to Party B that:

7.1	Party A is a wholly foreign-owned enterprise duly established and validly existing under the laws of the PRC;

7.2	according to Party A’s articles of association and other constitutional documents, it has full right, power and all necessary approvals and authority to execute and perform this Agreement;

7.3

the execution and performance of this Agreement will not result in a violation or breach of any laws and regulations applicable to Party A or any contractual restrictions by which Party A may be bound or affected; and

7.4	this Agreement, after it comes into effect, shall constitutes the legal, valid and binding obligations of Party A and be enforceable against Party A in accordance with its terms.

Article 8	Party B hereby represents and warrants to Party A that:

8.1

Shanghai Ledao is a limited liability company duly established and validly existing under the laws of the PRC, and, among Party B, each of CHEN Lizhong and JIANG Yejun holds 50% of the equities of Shanghai Ledao;

8.2	without Party A’s prior written consent, Party B shall not transfer or pledge any of its interests in Shanghai Ledao to any third party;

8.3	Party B has full rights, power and all necessary and appropriate approvals and authority to execute and perform this Agreement;

8.4

the execution and performance of this Agreement will not result in a violation or breach of any laws or regulations applicable to Party B or any contractual restrictions by which Party B may be bound or affected;

8.5	this Agreement, after it comes into effect, shall constitutes the legal, valid and binding obligations of Party B and be enforceable against Party B in accordance with its terms; and

8.6	as of the execution date of this Agreement, there is no pending or threatened legal or other proceedings against Party B by or in any court, tribunal or other regulatory authority.

CHAPTER 4    REPAYMENT

Article 9	Method of Repayment

9.1

The Parties agree and acknowledge that only the following methods of repayment will be taken by Party B and accepted by Party A: to the extent permitted by the PRC laws and regulations then in effect, Party B shall, according to requirements specified in Party A’s written notice, transfer its equity interests in Shanghai Ledao to Party A on the terms and conditions of the Option Agreement, and use the proceeds that it may receive from such equity transfer to repay the loan hereunder.

9.2

The Parties agree and acknowledge that, if, with Party A’s consent, Party B transfers all or part of its equity interests in Shanghai Ledao to any third party other than Party A, all the proceeds obtained by Party B from such transfer shall be paid to Party A in priority, irrespective of whether the amount of such proceeds is higher than the loan amount hereunder.

9.3

The Parties agree and acknowledge that, where Party B transfers its equity interests in Shanghai Ledao on terms and conditions of the Option Agreement, if the actual price for such equity transfer is higher than the loan amount hereunder due to requirements of the PRC laws and regulations then applicable or any other reasons, the portion of such transfer price exceeding the principal amount of the loan hereunder shall, to the extent permitted by laws, be deemed as occupation cost and paid to Party A along with the principle amount of the loan.

Article 10	Early Repayment

If Party A or its designated assignee is able to lawfully purchase all equities of Shanghai Ledao owned by Party B in accordance with laws and Party A selects to exercise its right to accept the transfer of all equities of Shanghai Ledao pursuant to the terms of the Option Agreement, Party B shall repay the loan, irrespective of whether the loan is mature or not.

CHAPTER 5    SECURITY

Article 11

Party B pledges all of its equity interests in Shanghai Ledao as security for its obligations hereunder. If Party B fails to repay the loan to Party A when it becomes due, Party A shall have the right to dispose such pledged equities in accordance with the provisions of laws and regulations.

Article 12	Party B undertakes that it will repay the loan in the manner specified in Article 9 hereof.

Article 13

Within the term of this Agreement, Party A undertakes that it will not initiatively request Party B to repay the loan in advance and will release the pledge on the equity of Shanghai Ledao upon full repayment of the loan by Party B pursuant to Clause 9 above.

CHAPTER 6    CONFIDENTIALITY

Article 14	Confidentiality

The Parties acknowledge and confirm that any oral or written information exchanged between them in connection with this Agreement is confidential information. The Parties shall protect and maintain the confidentiality of all such confidential data and information, and not disclose them to any third party without the other parties written consent, except for data and information which (a) is in the public domain, is subsequently released, or becomes generally available to the public, without disclosure by the receiving Party, (b) is required to be disclosed pursuant to relevant laws or regulations, and (c) is required to be disclosed to the legal or financial advisors of a Party who are also bound by confidentiality obligations similar to those under this Article. Any improper disclosure of confidential data or information by any legal or financial advisor of a Party shall be deemed as an improper disclosure by such Party, and such Party shall be liable for breach of this Agreement.

CHAPTER 7    DEFAULT AND DAMAGES

Article 15	Within the term of this Agreement, any of the following events shall be deemed as a breach of agreement by Party A:

15.1	Party A disposes the equities pledged by Party B without Party B’s authorization within the term of this Agreement;

15.2	Party A fails to transfer corresponding loan proceeds into Party B’s designated account within ten (10) banking days upon receipt of the notice of advancing loan from Party B; or

15.3	without Party B’s consent, Party A requests Party B to make any early repayment of the loan except as specified in Article 10 hereof.

Article 16	Within the term of this Agreement, any of the following events shall be deemed as a breach of agreement by Party B:

16.1	during the term of this Agreement, Party B disposes the equities already pledged to Party A without Party A’s consent; or

16.2	upon expiration of this Agreement, Party B is unable to repay the loan through the method specified in Article 9.

Article 17	Termination and Liability for Breach of Agreement

A breach of any provisions of this Agreement by a Party shall constitute a breach of this Agreement. The breaching Party shall fully and adequately indemnify the non-breaching Party. The non-breaching Party shall have the right to decide whether to continue the performance of or terminate this Agreement.

Article 18	Dispute Resolution

If any dispute between the Parties cannot be resolved through negotiation, either Party may submit the dispute to Shanghai International Economic and Trade Arbitration Commission for settlement through arbitration in accordance with its arbitration rules then in effect. The arbitration shall be conducted in Shanghai, and the arbitration proceeding shall be in Chinese. The arbitration award shall be final and binding upon the Parties.

Article 19	This Agreement shall be governed by and construed in accordance with the laws of the PRC.

Article 20	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity and enforceability of any other provisions of this Agreement

Article 21	This Agreement shall be executed in three originals, and each Party hold one original hereof.

(THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK)

(Signature Page)

Party A: Shanghai Manyin Information Technology Co., Ltd. (Seal)

/s/ GU Yafen

Legal or Authorized Representative:

/s/ Seal of Shanghai Manyin Information Technology Co., Ltd.

Party B:

/s/ CHEN Lizhong

/s/ JIANG Yejun